                                  EXHIBIT 99.1







                              FOR IMMEDIATE RELEASE
April 20, 2000

Contact: John Breed
         (713) 209-8835

                COOPER ANNOUNCES FIRST-QUARTER PER SHARE EARNINGS
                          OF $0.89 - AN 11 PERCENT GAIN

HOUSTON, TX, Apr. 20 -- Cooper Industries, Inc. (NYSE:CBE) today reported first-quarter earnings of 89 cents per share (assuming dilution). This represents an 11 percent increase over first-quarter 1999 earnings of 80 cents per share. Net income for the first quarter 2000 was $83.9 million, up 11 percent from last year's $75.6 million. First-quarter 1999 net income includes $2.4 million, or $.02 per share, of nonrecurring net charges primarily related to cost control and asset rationalization programs.

         First-quarter 2000 revenues were up 12 percent to $1.04 billion, compared with $924.7 million for the same period in 1999. Operating earnings for the first quarter 2000 increased 9 percent to $147.4 million. Operating earnings for the first quarter 1999 were $135.1 million, excluding nonrecurring items.

         "We are very pleased with our performance in the first quarter," said
H. John Riley, chairman, president and chief executive officer. "Quarterly revenues topped the billion-dollar mark, reflecting solid core growth as we continued to expand our participation in higher potential markets. Also, complementary acquisitions added new products and significantly expanded our worldwide channels to market.

         "During the quarter," continued Riley, "we also announced two major acquisitions, which will add more than $450 million in annual revenues and markedly broaden our participation in the electrical products marketplace.

         "The Company is off to an excellent start for 2000, and we are fully confident in our ability to meet and manage the challenges ahead. Consequently, we are optimistic about achieving our objectives for the year."

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COOPER INDUSTRIES, INC.                                                   PAGE 2

                               ELECTRICAL PRODUCTS

         First-quarter 2000 revenues from Electrical Products increased 15 percent to $839.1 million, compared with $728.5 million for the same period last year. The segment's first-quarter 2000 operating earnings increased nearly 10 percent to $133.2 million. This compares to $121.4 million before nonrecurring items for the first quarter of 1999. Weakness of international currencies against the U.S. dollar reduced revenues approximately 1 percent for the quarter.

         All of Cooper's Electrical Products businesses increased revenues during the quarter. Aggressive penetration into higher growth electronics and telecommunication markets resulted in double-digit increases in sales of circuit protection products. Revenues in our lighting business increased 22 percent, primarily as a result of new product offerings and acquisitions. Additionally, recently completed acquisitions helped to drive a 77 percent revenue increase in the Company's European lighting and security businesses. Power equipment and hazardous duty electrical equipment sales modestly increased during the quarter.

         Operating margin for the Electrical Products segment was 15.9 percent for the quarter, compared to 16.7 percent for the first quarter of 1999. The difference was almost entirely due to the impact of recent acquisitions. Excluding this effect, first-quarter 2000 margin for the segment was 16.6 percent.

         The acquisition of Eagle Electric was completed on March 17, 2000. Concurrently, the Company formed Cooper Wiring Devices, a new Electrical Products division. Comprised of the newly acquired Eagle and the existing Arrow-Hart and Industrias Royer, S.A. de C. V. businesses, this new division offers wiring devices and other electrical materials to the residential and commercial markets.

         On March 27, 2000, Cooper announced an agreement to acquire B-Line Systems, a leading manufacturer of support systems and enclosures for increasingly sophisticated electrical, mechanical and telecommunications/data applications. The acquisition, expected to be finalized in the second quarter of 2000, will broaden our product offerings to both existing and prospective customers and position Cooper to further participate in the dynamic electronics and telecommunications markets.


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COOPER INDUSTRIES, INC.                                                   PAGE 3


                                TOOLS & HARDWARE

         First-quarter 2000 revenues for the Tools & Hardware segment increased to $199.8 million, compared to $196.2 million for the first quarter 1999. Demand for hand tools from domestic electronic and retail markets increased 5 percent over the prior year period. However, some of this improvement was offset by reduced sales of power tools in North America. Translation further reduced revenues in the Tools & Hardware segment by 2 percent in the first quarter.

         Segment operating earnings for the first quarter were in line with expectations at $22 million. This compares with $23.3 million, before nonrecurring items, for the same period last year. The Company continues to rationalize its tools businesses. Excluding expenses related to the impact of these actions, the operating margin for the Tools & Hardware segment was consistent with the prior year. These rationalization expenses are expected to diminish during the course of the year.

         "Cooper is well positioned to succeed in an increasingly demanding business environment and we are more and more optimistic about the future of our Company," continued Riley. "We have strong cash flow, well-known brands, loyal customers and an expanding global reach. Our recent actions have created a positive platform of sustainable growth, positioning us to achieve our long-term growth objectives."

         Cooper Industries, with 1999 revenues of $3.9 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's web site: www.cooperindustries.com.

         Comparisons of 2000 and 1999 first-quarter results appear on the following pages.

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, such as the level of market demand for the Company's products, competitive pressures and future economic conditions. These factors are discussed in the Company's 1999 Annual Report on Form 10-K and other Securities and Exchange Commission filings.

         Cooper's first-quarter 2000 earnings conference call for analysts and investors will be broadcast over the Internet through the Company's web site at noon (Eastern) on Thursday, April 20, 2000. The conference call also will be available as a taped replay over the Internet through the Company's web page until May 5, 2000.

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
                       CONSOLIDATED RESULTS OF OPERATIONS

                                                      Quarter Ended March 31,
                                                       2000              1999
                                                       ----              ----
                                                   (in millions where applicable)
Revenues                                              $1,038.9           $   924.7

Cost of sales                                            701.7               622.0
Selling and administrative expenses                      176.4               156.3
Goodwill amortization                                     13.4                11.3
                                                      --------           ---------
Operating earnings before nonrecurring items             147.4               135.1

Nonrecurring charges                                        --                 3.7
Interest expense                                          18.3                13.2
                                                      --------           ---------

       Income Before Income Taxes                        129.1               118.2
Income taxes                                              45.2                42.6
                                                      --------           ---------
       Net Income                                     $   83.9           $    75.6
                                                      ========           =========

Net Income Per Common Share:
       Basic                                          $    .89           $     .80
                                                      ========           =========
       Diluted                                        $    .89           $     .80
                                                      ========           =========

Shares Utilized in Computation
   of Income Per Common Share:
         Basic                                         93.8 MILLION        94.0 million
         Diluted                                       94.4 MILLION        94.7 million


                             PERCENTAGE OF REVENUES

                                                      Quarter Ended March 31,
                                                       2000              1999
                                                       ----              ----
Revenues                                              100.0%            100.0%
Cost of sales                                          67.5%             67.3%
Selling and administrative expenses                    17.0%             16.9%
Operating earnings before nonrecurring items           14.2%             14.6%
Income Before Income Taxes                             12.4%             12.8%
Net Income                                              8.1%              8.2%

                                       (Additional information on next page)







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
                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)

              ADDITIONAL INFORMATION FOR THE QUARTER ENDED MARCH 31

                               SEGMENT INFORMATION

                                                      Quarter Ended March 31,
                                                       2000              1999
                                                       ----              ----
                                                            (in millions)
Revenues:
   Electrical Products                               $  839.1           $   728.5
   Tools & Hardware                                     199.8               196.2
                                                     --------           ---------
       Total                                         $1,038.9           $   924.7
                                                     ========           =========

Segment Operating Earnings
Without Nonrecurring Items:
   Electrical Products                               $  133.2           $   121.4
   Tools & Hardware                                      22.0                23.3
                                                     --------           ---------
       Total                                            155.2               144.7

Segment Nonrecurring Items:
   Electrical Products                                     --                 3.0
   Tools & Hardware                                        --                 1.5
                                                     --------           ---------
       Total                                               --                 4.5
                                                     --------           ---------

Segment Operating Earnings
With Nonrecurring Items:
   Electrical Products                                  133.2               118.4
   Tools & Hardware                                      22.0                21.8
                                                     --------           ---------
       Total segment operating earnings                 155.2               140.2

General Corporate nonrecurring items                       --                 (.8)
General Corporate expense                                 7.8                 9.6
Interest expense                                         18.3                13.2
                                                     --------           ---------
Income before income taxes                           $  129.1           $   118.2
                                                     ========           =========

                                                     Quarter Ended March 31,
                                                     2000                  1999
                                                     ----                  ----
Return on Sales: (1)
   Electrical Products                               15.9%                 16.7%
   Tools & Hardware                                  11.0%                 11.9%
       Total Segments                                14.9%                 15.6%

                                       (Additional information on next page)




(1) Before nonrecurring items and after acquisitions. Adjusting for recent acquisitions, return on sales in 2000 was 16.6% for Electrical Products and 10.9% for Tools & Hardware. Return on sales in 2000 for the total of the segments was 15.4%.


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
                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)

              ADDITIONAL INFORMATION FOR THE QUARTER ENDED MARCH 31

                                                                           Net Income Per
                                                Net Income              Diluted Common Share
                                            ------------------          --------------------
                                            2000          1999          2000            1999
                                            ----          ----          ----            ----
                                                    (in millions where applicable)
Income before                               $ 83.9       $ 78.0         $ .89          $ .82
     nonrecurring items
Nonrecurring items                              --         (2.4)           --           (.02)
                                            ------       ------         -----          -----
Net Income                                  $ 83.9       $ 75.6         $ .89          $ .80
                                            ======       ======         =====          =====








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